As filed with the Securities and Exchange Commission on March 19, 1999 and
declared effective on       , 1999.
                                                     Registration No. 333-71293
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                      PRE-EFFECTIVE AMENDMENT NO. 4
                                      to
                                   Form S-3
                            REGISTRATION STATEMENT
                                     under
                          THE SECURITIES ACT OF 1933

                                ---------------

                          Atlantic Richfield Company
            (Exact name of registrant as specified in its charter)

            Delaware                                  23-0371610
 (State or other jurisdiction of                   (I.R.S. Employer
 incorporation or organization)                   Identification No.)

                            515 South Flower Street
                         Los Angeles, California 90071
                                 213-486-3511
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            BRUCE G. WHITMORE, Esq.
                              Corporate Secretary
                          Atlantic Richfield Company
                            515 South Flower Street
                         Los Angeles, California 90071
                                 213-486-1774
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                         Copies of Communications to:

                              DIANE A. WARD, Esq.
                        Counsel -- Securities & Finance
                          Atlantic Richfield Company
                            515 South Flower Street
                         Los Angeles, California 90071
                                 213-486-2808

                                ---------------

       Approximate date of commencement of proposed sale to the public:
 From time to time after the effective date of this registration statement as determined by market conditions.

                                ---------------

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
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

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     SEC registration fee............................................. $417,000
     Rating Agency Fees...............................................  300,000*
     Fees and expenses of the Trustee.................................   50,000*
     Printing and engraving expenses..................................  100,000*
     Accounting fees..................................................   70,000*
     Qualification under state securities laws........................   15,000*
     Miscellaneous....................................................    5,000*
                                                                       --------
                                                                       $957,000
                                                                       ========

--------
* Estimated and subject to future contingencies.

Item 15. Indemnification of Directors and Officers.

  Reference is made to Section 25 of the By-Laws of the Company and to Section 145 of the General Corporation Law of the State of Delaware as set forth below.

  Section 25 of the By-Laws of the Company provides:

    (a) Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved or is threatened to be in-volved (as a witness or otherwise) in or otherwise requires representation by counsel in connection with any threatened, pending or completed action, suit or proceeding, or any inquiry that such person in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, and the basis of such proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as such a director, officer, employee or agent, shall be in-demnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of Delaware, as the same exists or may here-after be amended (but, in the case of any such amendment with reference to events occurring prior to the effective date thereof, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amend-
  ment), against all costs, charges, expenses, liabilities and losses (in-cluding attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer (or to serve another entity at the request of the Company) and shall inure to the benefit of such person's heirs, personal representatives and estate; provided, howev-er, that, except as provided in paragraph (b) hereof, the Company shall in-demnify any such person seeking indemnification in connection with a pro-ceeding (or part thereof) initiated by such person against the Company only if such proceeding (or part thereof) was authorized prior to its initiation by a majority of the disinterested members of the Board of Directors of the Company. The rights to indemnification conferred in this Section shall in-clude the right to be paid by the Company any expenses incurred in defend-ing any such proceeding in advance of its final disposition; provided, how-ever, that, if the General Corporation Law of Delaware requires, payment shall be made to or on behalf of a person only upon delivery to the Company of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not enti-tled to be indemnified under this Section or otherwise. The rights to in-demnification conferred in this Section shall be deemed to be a contract between the Company and each person who serves in the capacities described above at any time while this Section is in effect. Any repeal or modification of this Section shall not in any way diminish any rights to indemnification of such person or the obligations of the Company arising hereunder.

    (b) Right of claimant to bring suit. If a claim under paragraph (a) of this Section is not paid in full by the Company within sixty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part, the claimant shall be en-titled to be paid also the expense of prosecuting or defending such claim. In any action brought by the claimant to enforce a right to indemnification hereunder or by the Company to recover payments by the Company of expenses incurred by a claimant in a proceeding in advance of its final disposition, the burden of proving that the claimant is not entitled to be indemnified under this Section or otherwise shall be on the Company. Neither the fail-ure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, nor an ac-tual determination by the Company (including its Board of Directors, inde-pendent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall create a presumption that the claimant has not met the applicable standard of conduct or, in the case of such an action brought by the claimant, be a defense to the action.

    (c) Non-exclusivity of rights. The right to indemnification and the pay-ment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company's Certificate of Incorporation, any By-Law, any agreement, a vote of Company stockholders or of disinterested Company directors or otherwise, both as to action in that person's official capacity and as to action in any other capacity by holding such office, and shall continue after the person ceases to serve the Company as a director or officer or to serve an-other entity at the request of the Company.

    (d) Insurance. The Company may maintain insurance, at its expense, to protect itself and any director or officer of the Company or another corpo-ration, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnity such persons against such expense, liability or loss under the General Corporation Law of Delaware.

    (e) Indemnity agreements. The Company may from time to time enter into indemnity agreements with the persons who are members of its Board of Di-rectors and with such officers or other persons as the Board may designate, such indemnity agreements to provide in substance that the Company will in-demnify such persons to the fullest extent of the provisions of this Sec-tion 25.

    (f) Indemnification of employees and agents of the Company. The Company may, under procedures authorized from time to time by the Board of Direc-tors, grant rights to indemnification, and to be paid by the Company the expenses incurred in defending any proceeding in advance of its final dis-position, to any employee or agent of the Company to the fullest extent of the provisions of this Section 25.

  Section 145 of the General Corporation Law of the State of Delaware provides:

    (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed ac-tion, suit or proceeding, whether civil, criminal, administrative or inves-tigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corpo-ration as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settle-ment actually and reasonably incurred by him in connection with such ac-tion, suit or proceeding if he acted in good faith and in a manner he rea-sonably believed to be in or not opposed to the best interests of the cor-poration, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best in-terests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed ac-tion or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, em-ployee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corpo-ration, partnership, joint venture, trust or other enterprise against ex-penses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indem-nification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circum-stances of the case, such person is fairly and reasonably entitled to in-demnity for such expenses which the Court of Chancery or other court shall deem proper.

    (c) To the extent that a director, officer, employee or agent of a corpo-ration has been successful on the merits or otherwise in defense of any ac-tion, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and rea-sonably incurred by him in connection therewith.

    (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as autho-rized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who were not parties to such action, suit or proceed-ing, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

    (e) Expenses (including attorneys' fees) incurred by an officer or direc-tor in defending any civil, criminal, administrative or investigative ac-tion, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an un-dertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemni-fied by the corporation as authorized in this section. Such expenses (in-cluding attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

    (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another ca-pacity while holding such office.

    (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partner-ship, joint venture, trust or other enterprise against any liability as-serted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

    (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corpora-tion (including any constituent of a constituent) absorbed in a consolida-tion or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the re-quest of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with re-spect to the resulting or surviving corporation as he would have with re-spect to such constituent corporation if its separate existence had contin-ued.

    (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any ex-cise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its partici-pants or beneficiaries; and a person who acted in good faith and in a man-ner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

    (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when au-thorized or ratified, continue as to a person who has ceased to be a direc-tor, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  The Company has entered into or will enter into individual indemnity agreements with each of its present and future directors and officers embodying the provisions of Section 25 of the By-Laws a form of which indemnity agreement is included as Exhibit 99.

  Pursuant to Section 7 of the Underwriting Agreement, which is Exhibit 1 hereto, the underwriters named therein have agreed to indemnify the Company, its directors and certain of its officers against certain civil liabilities, including civil liabilities under the Securities Act of 1933 (the "Act").

  The Company carries Directors and Officers Liability Insurance with a limit of $210 million to the extent authorized by the By-Laws of the Company and the laws of the State of Delaware.

Item 16. Exhibits.

          1   Form of proposed Underwriting Agreement.*

          4.1 Form of proposed Debt Securities.*

          4.2 Indenture, dated as of May 15, 1985, between the Company and The
              Chase Manhattan Bank, N.A., Trustee, relating to the securities being registered.*

          4.3 Indenture, dated as of January 1, 1992, between the Company and The Bank of New York, Trustee, relating to the securities being registered.*

          5   Opinion with consent of Diane A. Ward, Esq., Counsel --
              Securities and Finance of the Company.*

         12   Statement of computation of ratio of earnings to fixed charges.*

         23.1 Consent of Diane A. Ward, Esq., Counsel -- Securities and Finance of the Company (included in Exhibit 5).*

         23.2 Consent of PricewaterhouseCoopers LLP.

         24   Power of Attorney.

         25.1 Statement of eligibility of The Chase Manhattan Bank, N.A., as
              Trustee.*

         25.2 Statement of eligibility of The Bank of New York, as Trustee.*

         99   Form of Indemnity Agreement.*

    --------
    *Previously filed on January 27, 1999.

Item 17. Undertakings.

  A. Undertaking Pursuant to Rule 415.

  The Company hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termina-tion of the offering.

  B. Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference.

  The Company hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. Undertaking in Respect of Indemnification.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described and the documents referenced under Item 15 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  D. Undertaking Pursuant to Rule 430A.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the informa-tion omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on the 19th day of March, 1999.

                                          ATLANTIC RICHFIELD COMPANY

                                          By:   * MICHAEL E. WILEY
                                             ----------------------------------
                                                  Michael E. Wiley
                                                 President and Chief
                                                  Operating Officer

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

                 Signature                           Title                 Date
                 ---------                           -----                 ----


            * MIKE R. BOWLIN                 Chairman of the Board,
___________________________________________ Chief Executive Officer
               Mike R. Bowlin                     and Director
        Principal executive officer

           * MARIE L. KNOWLES               Executive Vice President
___________________________________________   and Chief Financial
              Marie L. Knowles                      Officer
        Principal financial officer

            * FRANK D. BOREN                        Director
___________________________________________
               Frank D. Boren

              * JOHN GAVIN                          Director
___________________________________________
                 John Gavin

              * KENT KRESA                          Director
___________________________________________
                 Kent Kresa

           * ARNOLD G. LANGBO                       Director
___________________________________________
              Arnold G. Langbo

          * DAVID T. McLAUGHLIN                     Director
___________________________________________
            David T. McLaughlin

           * JOHN B. SLAUGHTER                      Director
___________________________________________
             John B. Slaughter
                                                                     March 19, 1999

                 Signature                           Title                 Date
                 ---------                           -----                 ----


            * GARY L. TOOKER                        Director
___________________________________________
               Gary L. Tooker

              * HENRY WENDT                         Director
___________________________________________
                Henry Wendt

            * GAYLE E. WILSON                       Director
___________________________________________
              Gayle E. Wilson

           * ALLAN L. COMSTOCK                 Vice President and
___________________________________________        Controller
             Allan L. Comstock
        Principal accounting officer

* By
     /s/ BRUCE G. WHITMORE                                           March 19, 1999
  ---------------------------------
        Bruce G. Whitmore
          (Attorney in fact)


                                 EXHIBIT INDEX

                                                                   Sequentially
        Exhibit                                                      Numbered
          No.                      Description                         Page
        -------                    -----------                     ------------
         1      Form of proposed Underwriting Agreement.*

         4.1    Form of proposed Debt Securities.*

         4.2 Indenture, dated as of May 15, 1985, between the Company and The Chase Manhattan Bank, N.A.,
                Trustee, relating to the securities being registered.*

         4.3 Indenture, dated as of January 1, 1992, between the Company and The Bank of New York, Trustee, relating to the securities being registered.*

         5      Opinion with consent of Diane A. Ward, Esq.,
                Counsel -- Securities and Finance of the
                Company.*

        12 Statement of computation of ratio of earnings to fixed charges.*

        23.1    Consent of Diane A. Ward, Esq., Counsel --
                Securities and Finance of the Company (included in Exhibit 5).*

        23.2    Consent of PricewaterhouseCoopers LLP.

        24      Power of Attorney.

        25.1    Statement of eligibility of The Chase Manhattan
                Bank, N.A., as Trustee.*

                Statement of eligibility of The Bank of New
        25.2    York, as Trustee.*

        99      Form of Indemnity Agreement.*

    ---------
    *Previously filed on January 27, 1999.